Exhibit 99.1

LIMBACH HOLDINGS ELECTS DAVID GABOURY TO ITS BOARD OF DIRECTORS

Shifts in Board Leadership Leverage Members’ Expertise and Experience

WARRENDALE, Pa., June 13, 2024 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”), the building systems solutions firm, today announced the election of David Gaboury to its Board of Directors. With the addition of Mr. Gaboury, Limbach’s Board comprises seven directors, six of whom are independent.

With more than 40 years of experience in the engineering industry, Mr. Gaboury is a respected leader in the field and has contributed his deep industry expertise to the companies and boards he has served throughout his extensive career. Mr. Gaboury formerly served as the Board Chair, CEO and President of Terracon. During his CEO tenure, annual revenue increased from $75 million to $750 million, and the firm ranked 24th on Engineering News’ Record List of Top 500 Design Firms. He is now Chair Emeritus at Terracon. Prior to joining Terracon, Mr. Gaboury was with Woodward-Clyde Consultants for 15 years, serving as COO and President of Woodward Clyde Consultants for the last five years with the firm. Woodward Clyde Consultants was acquired by URS Corporation in 1997.

Mr. Gaboury has served in leadership roles on the boards of multiple professional, not-for-profit and civic organizations. He currently serves on the boards of Smith, Seckman Reid as lead director, RS&H as Board Chair and Weston Solutions, Inc. In addition, he serves on the board of Hall’s Culligan, a private company. He was Chair of the Board of Trustees for Olathe Medical Center, Inc. and a Trustee Chair of Olathe Medical Services, Inc. Mr. Gaboury was a member of the Board of Directors of the Construction Industry Round Table and the ACE Mentor Program. He has a B.S. degree in Civil Engineering from the University of Massachusetts Amherst, and a M.S. degree in Civil Engineering from the Massachusetts Institute of Technology.

Mr. Gaboury replaces Norbert W. Young who has retired from the board after nearly eight years of service. Joshua S. Horowitz, a member of the Limbach Board since March 2020, has been appointed Chairman of the Board, effective June 13, 2024. Mr. Horowitz succeeds Gordon G. Pratt, who has served as Chairman since the Company’s public markets debut in July 2016. Mr. Pratt will remain on the Board, and has been named Chairman Emeritus. In addition, Linda G. Alvarado will now lead the Nominating & Governance Committee, and Michael F. McNally will now lead the Compensation Committee. These changes in board composition and leadership were designed to leverage the broad expertise and experience of each Board member.

“I am delighted to welcome David to our Board of Directors,” said Joshua S. Horowitz, Chairman of the Board of Limbach Holdings. “He brings impressive leadership and operational experience that will support our strategy to become the premier pure-play provider of building systems solutions. We look forward to David’s contributions to the overall growth and expansion of our business.”

About Limbach

Limbach is a building systems solution firm that partners with building owners and facilities managers who have mission critical mechanical (heating, ventilation and air conditioning), electrical and plumbing infrastructure. We strive to be an indispensable partner to our customers by providing services that are essential to the operation of their businesses. We work with building owners primarily in six vertical markets: healthcare, industrial and manufacturing, data centers, life science, higher education, and cultural and entertainment. We have more than 1,300 team members in 19 offices across the eastern United States. Our team members uniquely combine engineering expertise with field installation skills to provide custom solutions that leverage our full life-cycle capabilities, which allows us to address both the operational and capital projects needs of our customers.

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